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Exhibit 21

List of Significant Subsidiaries at February 2, 2008

Name of Subsidiary	State or Country of Organization
Coldwater Creek, U.S. Inc.	Delaware
Aspenwood Advertising, Inc.	Delaware
Coldwater Creek The Spa Inc.	Idaho

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  Exhibit 21
List of Significant Subsidiaries at February 2, 2008